Exhibit 99.1

July 21, 2020	Analyst Contact: Brandon Lohse
918-947-7472

Media Contact: Leah Harper
918-947-7123

ONE Gas Announces Management Advancements

to Further Leadership Development

TULSA, Okla. – July 21, 2020 – ONE Gas, Inc. (NYSE: OGS) today announced that its Board of Directors elected Curtis L. Dinan to serve as the Company’s senior vice president and chief commercial officer and Robert S. McAnnally to serve as the Company’s senior vice president and chief operating officer. Dinan, currently senior vice president of commercial will assume the additional responsibilities for community relations activities along with his current functions of commercial activities, rates and regulatory, government affairs and customer service functions. McAnnally, currently senior vice president of operations will assume the additional responsibilities for the company’s administrative functions, including human resources and information technology. Both Caron A. Lawhorn, senior vice president and chief financial officer, and Joseph L. McCormick, senior vice president and general counsel, responsibilities remain unchanged. All four will continue to report to ONE Gas president and chief executive officer, Pierce H. Norton II.

“We are fortunate to have talented leaders who can further expand their leadership experience and capabilities,” Norton said. “Our actions today will broaden our leadership team’s depth and our ability to maximize opportunities for our company.

“Sid and Curtis are trusted leaders who have helped drive our company’s success. I am excited to see how, in their expanded roles, working alongside Caron and Joe, each will continue to execute on our strategic plan and further deliver the potential of this great company,” concluded Norton.

Download photos and full bio of McAnnally, Dinan, Lawhorn and McCormick.

BIOGRAPHICAL INFORMATION

Robert S. McAnnally

Mr. McAnnally has served as the Company’s senior vice president, operations, for the past five years. He is responsible for operations of its three natural gas utilities – Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Prior to joining ONE Gas, Mr. McAnnally served as senior vice president of customer service and marketing for Alabama Gas Corporation, where he was responsible for all customer-facing activities of the company. Before joining Alabama Gas, Mr. McAnnally practiced law, representing utility, financial and corporate clients. He is a member of the Leadership Council of the American Gas Association, serves as the chair of the Board of Trustees for the American Gas Foundation and is active in several other industry associations.

Curtis L. Dinan

Mr. Dinan has served as the Company’s senior vice president, commercial, from March 2019 to present. He is responsible for the commercial activities of its three natural gas utilities – Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. He served as the Company’s senior vice president and chief financial officer from 2018 to 2019 and as the Company’s senior vice president, chief financial officer and treasurer from the Company’s separation from ONEOK in 2014 (the “Separation”) to 2018. He served as president, natural gas of ONEOK Partners, responsible for commercial activities in its natural gas gathering and processing and natural gas pipelines segments from 2011 to the Separation. Before that, Mr. Dinan was senior vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners from 2007 - 2011. He served on the ONEOK Partners board of directors from October 2007 to March 2011. He joined ONEOK in 2004 as vice president and chief accounting officer, after being an audit partner with Arthur Andersen LLP and Grant Thornton LLP.

For more information, visit www.onegas.com

ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.onegas.com.

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